Exhibit 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jeff Worden
412-434-3046

Investors:
Vince Morales
412-434-3740

Monsanto’s Grant Joins PPG Industries Board

PITTSBURGH, Sept. 15, 2005 – Directors of PPG Industries have elected Hugh Grant a member of the company’s board, effective today. He is chairman of the board, president and chief executive officer of Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

Grant, 47, joined the former Monsanto Company in 1981 in Scotland, and spent the first 20 years of his career in the company’s agricultural business with a variety of sales, product development, strategy and international management responsibilities.

Grant was named executive vice president and chief operating officer of the current Monsanto Company at the time of an initial public offering in 2000 and for the subsequent spin-off in 2002. He was named to his current position in May 2003.

Born in Larkhall, Scotland, Grant earned a bachelor’s degree in agricultural zoology with honors at Glasgow University. He also earned a post-graduate degree in agriculture from Edinburgh University, and a master’s of business administration at the International Management Centre in Buckingham, United Kingdom.

Pittsburgh-based PPG is a global supplier of coatings, glass, fiber glass and chemicals, with 108 manufacturing facilities and equity affiliates in more than 20 countries. Sales were $9.5 billion in 2004.

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